Exhibit 12(a) Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980

April 10, 2026

Wedbush Series Trust

225 S Lake Ave

Pasadena, CA 91101

Ladies and Gentlemen:

We have acted as special tax counsel to Wedbush Laffer Tengler New Era Value ETF (the “Acquiring Fund”), a newly formed series of Wedbush Series Trust, a Delaware statutory trust (“Wedbush Series Trust”), in connection with (i) the transfer by LAFFER|TENGLER Equity Income ETF (the “Acquired Fund”), a series of ETF Opportunities Trust, a Delaware statutory trust (“ETFOT”), which has elected to be treated for U.S. federal income tax purposes as a regulated investment company, of all of its assets and liabilities to the Acquiring Fund in exchange for shares of the Acquiring Fund (the “Acquiring Fund Shares”), followed by (ii) the distribution by the Acquired Fund, in liquidation, of the Acquiring Fund Shares to its shareholders (the transactions described in clauses (i) and (ii) are collectively referred to herein as the “Reorganization”), in each case pursuant to the Agreement and Plan of Reorganization, dated as of March 27, 2026, among the Acquiring Fund; the Acquired Fund; ETFOT, Wedbush Series Trust; Wedbush Fund Advisers, LLC, a Delaware limited liability company; and Laffer Tengler Investments, Inc., a Tennessee corporation (the “Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. At your request, and in connection with the filing of the Form N-14 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement contained therein, we are rendering our opinion concerning certain U.S. federal income tax matters resulting from the Reorganization.

In providing our opinion, we have examined the Plan, the Registration Statement, the Joint Proxy Statement/Prospectus contained therein (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that:

i.	the transaction will be consummated in accordance with the provisions of the Plan and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party);

ii.	the statements concerning the transaction and the parties thereto set forth in the Plan are true, correct, and complete, and the Registration Statement is true, correct, and complete;

iii.	the factual statements and representations made by the Acquiring Fund and the Acquired Fund in their respective officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, correct, and complete as of the date hereof and will remain true, correct, and complete at all times up to and including the Effective Time;

iv.	any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, correct, and complete without such qualification; and

v.	the Acquiring Fund, the Acquired Fund, and their respective subsidiaries (if any) will treat the Reorganization for U.S. federal income tax purposes in a manner consistent with the opinion set forth below.

If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Plan or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law:

1.	The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code;

2.	No gain or loss will be recognized by the Acquired Fund upon the transfer of all the Acquired Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, or upon the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders, except for any gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code;

3.	The tax basis in the hands of the Acquiring Fund of each Acquired Asset transferred from the Acquired Fund to the Acquiring Fund in the Reorganization will be the same as the tax basis of such Acquired Asset in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund on the transfer;

4.	The holding period in the hands of the Acquiring Fund of each Acquired Asset transferred from the Acquired Fund to the Acquiring Fund in the Reorganization, other than Acquired Assets with respect to which gain or loss is required to be recognized, will include the Acquired Fund’s holding period for such Acquired Asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset);

5.	No gain or loss will be recognized by the Acquiring Fund upon receipt of all the Acquired Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund as part of the Reorganization;

6.	No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares as part of the Reorganization;

7.	The aggregate tax basis of the Acquiring Fund Shares that an Acquired Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor;

8.	Each Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will include the Acquired Fund Shareholder’s holding period for the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as capital assets on the Closing Date; and

9.	The taxable year of the Acquired Fund will not end as a result of the Reorganization.

We express no opinion on any issue relating to the tax or nontax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated thereunder, published and private rulings of the IRS, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Eversheds Sutherland (US) LLP
Eversheds Sutherland (US) LLP